Exhibit 4.3

ESOP Scheme 2012

Objective:

To build a strong organization founded on engaging competent employees who are aligned with company’s objectives. To have in place an appropriate holistic reward mechanism that will incentivize and motivate these employees, besides other initiatives to attract and retain the best talent and also to provide opportunities for wealth creation and building strong emotional connect.

Salient Features of the proposal:

In order to achieve the above stated objectives, we propose ESOP scheme that reflects rewarding of performance on pre-defined criteria linked to Business Performance. This scheme proposes to bring in greater ownership in achievement of business targets and imbibes high performance culture.

a.	Eligibility for coverage: M7 and above employees will be eligible for coverage in ESOP scheme based on the potential, individual performance and criticality of role.

Employees who have joined as Freshers in M6 grade will be eligible for ESOP scheme on completion of a minimum of 1 year service with the Group and freshers who have joined in M7 grade will be eligible on completion of minimum service period of 2 years with the Group.

Employees due to retire within 6 months of the date of grant will not be eligible for coverage.

b.	Coverage: Select employees in M7 and above grades across Group will be covered including Executive Directors.

c.	Grant of options: VR Plc Options will be awarded to employees under ESOP scheme 2012 effective 24th September 2012. For vesting condition, the performance period considered will be FY 2012-13.

The tranche shall vest based on the achievement of business performance in the performance period as defined and applicable to the eligible participants. The vesting schedule will be staggered at 50% vesting at the end of 1st year, 30% at the end 2nd year and balance 20% at the end of the 3rd year subject to continuation of employment at the time of vesting.

d.	Determining number of options: In order to determine the number of options, the grant value will be divided by the average share price of the last thirty days from date of grant. The exercise price will be 10 cents per share of VR Plc.

e.	Ceiling: The aggregate quantum of options that may be granted by the company under this Plan over a period of ten years shall be limited to 10% of the company’s ordinary share capital.

f.	Performance conditions:

•	For Businesses - The vesting of options will be dependent on the achievement of business performance measured against BOA and enablers.

Performance Condition for Businesses	Parameters
Operational Deliverables	Volume
COP
Free Cash Flow
HSE Scorecard
Enablers	Company Specific

•	For projects like TSPL, VGCB, Fujairah Gold and WCL - For projects the performance parameters would be the achievement of milestones as mentioned in respective Business Plans.

•	For EDs and Corporate Team based in Mumbai, Delhi and London – The performance conditions considered for EDs and Corp Team is weighted average score of businesses, financial aspects and Sustainability.

It may be noted that for EDs, Sustainability will be considered as an separate parameter, in addition to the already inbuilt sustainability component forming part of weighted average score of businesses.

g.	Population distribution of covered employees and weightage of performance conditions: Employees will be categorized on the basis of performance, potential, market pull, and criticality of current and expected role for award of options. The categories of population distribution will have differing weightages to operational deliverables and Enablers considering their role and impact on each of these parameters.

Distribution of population for award of options	Value of Options	Weightage of Operational Deliverables & Enablers
	(Not exceeding)	A (Sr Mgmt)	B (Others)
Category I - 25% of covered population	100% of individual CTC *	70% - Operational deliverables 30% - Enablers	100% - Operational deliverables
Category II - 50% of covered population	75% of individual CTC *
Category III - 25% of covered population	50% of individual CTC *

* a)	‘CTC’ refers to fixed CTC and excludes variable pay, production incentives, vehicle reimbursements and location specific allowances.
b)	For overseas locations, options will be granted based on equivalent work levels.

h.	Business Performance Score - The combined score of operational deliverables and enablers will result in the Business Performance Score.

i.	Details on Performance Conditions:

(i)	For Businesses: The entities will have varying weightages to the operational deliverables and Enablers based on the entities’ business drivers as follows:

Operational Deliverables:

Parameters	HZL		ZI	KCM	CMT	SGL	Balco	VAL-J	VAL-L	SEL	S Cu	Malco
Volume	40	% [1]	33%	40%[3]	50%	50%[4]	40%[5]	35%	50%	30%	20%[7]	30%
COP	20	% [2]	20%	30%	30%	10%	30%[6]	35%	30%	30%	20%	30%
Free Cash Flow	30%		20%	20%	10%	30%	20%	20%	10%	30%	50%	30%
HSE	10%		27%	10%	10%	10%	10%	10%	10%	10%	10%	10%

Note:

[1]	Volume weightage of 40% comprises 30% for MIC volume and 10% for Integrated Silver volume.
[2]	COP weightage of 20% comprises 15% for Zn COP and 5% for Pb COP
[3]	Volume refers to integrated production
[4]	Volume refers to Iron Ore sales
[5]	Volume weightage of 40% comprises 20% for Al volume and 20% for power sales
[6]	COP weightage of 30% comprises 15% for Al COP and 15% for commercial power COP
[7]	Volume refers to production of fresh anode

Enablers:

Parameter	HZL	ZI	KCM	CMT	SGL	BALCO	VAL - J	VAL - L	SEL	S Cu	MALCO
PR *	15%	33%	10%	10%	20%	25%	40%	40%	40%	25%	50%
HR	15%		15%	10%	15%	15%	15%	10%	10%	15%	25%
Asset Optimization	15%	—	20%	10%	—	20%	10%	—	—	20%	25%
Growth **	20%		20%	—	50%	40%	40%	50%	50%	40%	—
Mine Development	15%	67%	20%	30%	—	—	—	—	—	—	—
Exploration	10%		15%	40%	15%	—	—	—	—	—	—
Market Cap	10%	—	—	—	—	—	—	—	—	—	—

* PR refers to a)	Media (local, State and National level), Community Relations and CSR initiatives
b)	Effective relationship at all levels for smooth operation and growth mission like PCB, MOEF, Industry depts., SEBs, Coal Ministry, Power Ministry, Mines Ministry, etc.

**	Growth Includes Projects / Approvals / Coal block / Coal Linkage / Bauxite / Karnataka / Zawar / etc.

(ii)	For EDs and Corporate Team based in Mumbai, Delhi and London – The performance conditions considered for EDs and Corp Team is as follows:

For EDs

Sl No	Parameter	Weightage
1	Weighted Average Score of Businesses *	30%
2	Market Capitalization of VR Plc**	60%
3	Sustainability	10%

	Total	100%

For Corp Team at Mumbai, Delhi and London

Sl No	Parameter	Weightage
1	Weighted Average Score of Businesses *	50%
2	Market Capitalization of VR Plc**	20%
3	Sesa Sterlite Merger	20%
4	Sesa Sterlite Valuation	10%

	Total	100%

*	Weightages for Business Scores of entities will be as follows:

Company	HZL	SGL	KCM	Av of Balco, VAL & SEL	ZI	S Cu	Malco	CMT
Score	Simple average of above entities’ Business Score				Simple average of above entities’ Business Score
Weightage	80%				20%

**	The Comparator Group comprises of 14 companies as in Alcoa, Anglo American, Antofagasta, BHP Billiton, ENRC, First Quantum, FMG – Fortescue, Glencore, Khazamkhys, Rio Tinto, Teck, Tullow, Vale and Xstrata. The score against market capitalization parameter for (ii) above shall be determines using the table below relying upon the relative ranking in the comparator Group. The relative ranking will be calculated on the basis of last 30 days average share price at the beginning and at end of performance period (1st April to 31st March).

Relative Ranking	Score
1	100
2	100
3	100
4	90
5	85
6	80
7	75
8	70
9	60
10	50
11	40
12	30
13	Nil
14	Nil
15	Nil

While at the top 3 ranking, with the score of 100, the vesting would be at 100%, whereas at the median (8th Rank) the score will be 70 which will result in corresponding vesting of 30%.

j.	Vesting proportion: The vesting proportion will be dependent on achievement of pre-determined performance conditions as follows:

Business Performance Score	Vesting %
Above 100%	100% plus 2% for every additional 1% score above 100 (upto a max vesting of 120%)*
95% - 100%	100%
Below 95%	100% minus 2% for every 1% fall in score below 95
Below 90%	90% minus 3% for every 1% fall in score below 90
At 70%	30%
Below 70%	Nil

*	For EDs vesting will be upto a maximum of 100%

k.	Financial Implication: The average number of options per employee is 1,818 and the total financial impact is Rs 424 cr approx. Table below details out the cost implication of the proposed tranche as well as previous tranches:

Details	LTIP 2006	LTIP 2007	LTIP 2009	LTIP 2011	Proposed for ESOP 2012
No of employees covered	1330	2148	2246	2684	2820
Total no. of eligible employees	2699	5986	7576	8896	7234
%age of eligible population covered	49%	36%	30%	30%	39%
No of options allocated	2,531,350	1,692,349	2,478,000	2,862,100	5,127,240
Share Price (in GBP)	9.9	20	15	19	9.5
Exchange rate	82.06	77.18	80	72	87
Average no of options per employee	1,903	788	1,103	1,066	1,818
Average share value per employee	Rs 15.45 lacs	Rs 12.16 lacs	Rs 13.24 lacs	Rs 14.58 lacs	Rs 15.02 lacs

Total Financial Impact	Rs 205.64 cr	Rs 261.20 cr	Rs 297.36 cr	Rs 391.53 cr	Rs 423.78 cr

	$45.69 m	$58.04 m	$66.08 m	$86.90 m	$77.05 m

AT / 24.09.2012

Enclosed:

Annexure A – Business Plan numbers for Operational Deliverables (excluding HSE)

Annexure B – Vesting percentage for various Business Performance score scenarios

Annexure C – Vesting percentage for various Performance score scenarios for Corp Team and EDs

Annexure A: Business Plan figures for OD parameters for each Business

Target figures for 2012-13 as per Business Plan

Parameters	SGL		HZL *	VAL-J	VAL-L	SEL		Balco **	S Cu		Malco		KCM	ZI	BMM	LM	SZ	CMT
Volume (in MT)	21	[1]	Refer below table	665,529	1,200,000	14702	[2]	Refer below table	350,830		869		203,230	419,519	82,994	186,275	150,250	27,070
COP (in $/MT)	22			1,900	310	1.83	[3]		0.32	[4]	3.55	[3]	169	1,262	1,406	1,233	1,213	207
Free Cash Flow (in $ Mn)	725		1,385	–33	–22	380		285	249		37		604	265	57	82	125	52

Note:

[1]	Sesa Goa volume is in mt
[2]	SEL Volume is in MU
[3]	SEL & MALCOCOP is in Rs./kwh
[4]	Copper COP is in c/lb

‡ HZL
Zinc MIC (in MT)	815,049
Lead MIC (in MT)	115,691
Integrated Silver (in kg)	354,702
Zinc COP (in $/MT)	800
Lead COP (in $/MT)	745

‡‡ BALCO
Aluminium (in MT)	359241
Power Sales (in MU)	6,116
Aluminium COP (in $/MT)	1,795
Power COP (n Rs/Kwh)	2.15

Annexure B: Vesting percentage for various Business Performance score scenarios

To have a better understanding on the calculation of vesting proportions for different business performance score, below table demonstrates the actual vesting proportion for sample business scores.

Business Performance Score	Particulars	Calculation	Vesting Proportion
105%	5% more than 100%	100% + (5% * 2)	110%
100%	—	—	100%
95%	—	—	100%
90%	5% less than 95%	100% - (5% * 2)	90%
85%	5% less than 90%	90% - (5% * 3)	75%
80%	10% less than 90%	90% - (10% * 3)	60%
75%	15% less than 90%	90% - (15% * 3)	45%
70%	20% less than 90%	90% - (20 * 3)	30%

Annexure C: Vesting percentage for various Performance score scenarios for Corp Team and EDs

Hypothetical projection of vesting for Group (ii) namely Corporate Team and EDs under different performance conditions as follows:

Scenario 1

Parameters	Score	For EDs		For Others in Corp Team
		Weightage	Final Score	Weightage	Final Score
Weighted Avg Business Score	90	30%	27.00	50%	45
Market Cap Score (Rank 3)	100	60%	60.00	20%	20
Sesa Sterlite Merger	90	—	—	20%	18
Sesa Sterlite Valuation	90	—	—	10%	9
Sustainability	80	10%	8.00	—	—

Total	—	—	95.00	—	92.00

Vesting percentage	—	—	100%	—	94%

Scenario 2

Parameters	Score	For EDs		For Others in Corp Team
		Weightage	Final Score	Weightage	Final Score
Weighted Avg Business Score	90	30%	27.00	50%	45
Market Cap Score (Rank 4)	90	60%	54.00	20%	18
Sesa Sterlite Merger	80	—	—	20%	16
Sesa Sterlite Valuation	80	—	—	10%	8
Sustainability	50	10%	5.00	—	—

Total	—	—	86.00	—	87.00

Vesting percentage	—	—	78%	—	81%

Scenario 3

Parameters	Score	For EDs		For Others in Corp Team
		Weightage	Final Score	Weightage	Final Score
Weighted Avg Business Score	85	30%	25.50	50%	42.5
Market Cap Score (Rank 5)	85	60%	51.00	20%	17
Sesa Sterlite Merger	70	—	—	20%	14
Sesa Sterlite Valuation	70	—	—	10%	7
Sustainability	25	10%	2.50

Total	—	—	79.00	—	80.50

Vesting percentage	—	—	57%	—	62%

Scenario 4

Parameters	Score	For EDs		For Others in Corp Team
		Weightage	Final Score	Weightage	Final Score
Weighted Avg Business Score	70	30%	21.00	50%	35
Market Cap Score (Rank 9)	60	60%	36.00	20%	12
Sesa Sterlite Merger	75	—	—	20%	15
Sesa Sterlite Valuation	75	—	—	10%	7.5
Sustainability	75	10%	7.50	—	—

Total	—	—	64.50	—	69.50

Vesting percentage	—	—	Nil	—	Nil

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